UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2014

dELiA*s, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51648	20-3397172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West 23rd Street

New York, New York 10010

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 590-6200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in a Current Report on Form 8-K filed on February 18, 2014, dELiA*s, Inc., a Delaware corporation (the “Company”), entered into a private placement Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain of its officers, directors, existing stockholders and other accredited investors (the “Investors”), relating to the sale to such Investors of (i) 199,834 shares of the Company’s Series B Convertible Preferred Stock, $0.001 par value per share (the “Preferred Stock”), for an aggregate purchase price of $19,983,400, and (ii) an aggregate of $24,116,600 in principal amount of the Company’s Secured Convertible Notes (the “Notes”), which Notes, subject to receipt of Stockholder Approval (as defined in the Securities Purchase Agreement), are mandatorily convertible into 241,166 shares of Preferred Stock.

Pursuant to the Securities Purchase Agreement, the Company agreed to increase the size of the board of directors of the Company (the “Board”) by three (3) directors to a total of eight (8) directors. Subject to undergoing background checks, the results of which shall be reasonably and mutually acceptable to Valinor Management LLC (“Valinor”), Flatbush Watermill LLC (“Flatbush”) and the Company, and the execution and delivery to the Company of agreements, questionnaires and other documents the Company customarily requires from new nominees for the Board, the Company agreed to appoint as directors each of Seth A. Cohen and an additional individual designated by Valinor who may not be an employee of Valinor or any of its affiliates and is approved by the Chief Executive Officer of the Company (collectively, the “Valinor Directors”). Subject to the same conditions, the Company agreed to appoint as a director an individual designated by Flatbush (the “Flatbush Director”). Flatbush designated Joshua M. Schwartz as the initial Flatbush Director. Valinor will continue to have the right to nominate two (2) members to the Board for so long as it is permitted to do so under Rule 5640 of the Nasdaq Marketplace Rules (“Nasdaq Rule 5640”). Once Valinor’s beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), decreases to an amount that would only allow it to nominate one director under Nasdaq Rule 5640, it will only have the right to nominate one director and the second Valinor nominee is required to resign from the Board contemporaneously therewith. Likewise, Flatbush will continue to have the right to nominate one member to the Board only for so long as it is permitted do so under Nasdaq Rule 5640. Each of Valinor’s and Flatbush’s right to nominate directors shall cease once the beneficial ownership of Valinor or Flatbush, as the case may be, is less than 5% and their remaining designees on the Board, as the case may be, will be required to resign contemporaneously therewith. At each meeting of the Company’s stockholders at which the election of directors is considered, the Board and the Corporate Governance and Nominating Committee of the Board have agreed, subject to certain limitations, to nominate the persons designated by Valinor and Flatbush for election to the Board. Valinor has agreed to vote all eligible shares of common stock of the Company or Preferred Stock it beneficially owns for the election of the Flatbush Director at each meeting of the Company’s stockholders at which the election of the Flatbush Director is to be considered, and Flatbush agreed to vote all eligible shares of common stock of the Company or Preferred Stock it beneficially owns for the election of each Valinor Director at each meeting of the Company’s stockholders at which the election of each Valinor Director is to be considered.

On April 2, 2014, Seth A. Cohen and Joshua M. Schwartz were appointed to the Board. Mr. Cohen was appointed as a member of the Compensation Committee of the Board, and Mr. Schwartz was appointed as the Chairman of the Corporate Governance and Nominating Committee of the Board and a member of the Audit Committee of the Board. Messrs. Cohen and Schwartz have agreed to serve on the Board without receiving any compensation from the Company.

Pursuant to the Securities Purchase Agreement, (a) Valinor Capital Partners, L.P. purchased (i) 19,357 shares of Preferred Stock for $1,935,700 and (ii) $2,587,200 in principal amount of Notes, and (b) Valinor Capital Partners Offshore Master Fund, L.P. purchased (i) 43,085 shares of Preferred Stock for $4,308,500 and (ii) $5,758,600 in principal amount of Notes. The aggregate purchase price paid by Valinor Capital Partners, L.P. and Valinor Capital Partners Offshore Master Fund, L.P. for the Preferred Stock and the Notes was $14,590,000. Interest on the outstanding principal amount of the Notes accrues at a rate of 7.25% per annum and is payable on the maturity date of the Notes if, and only if, Stockholder Approval is not obtained. Valinor is the investment manager of Valinor Capital Partners, L.P. and Valinor Capital Partners Offshore Master Fund, L.P. Mr. Cohen is an Investment Analyst at Valinor.

Pursuant to the Securities Purchase Agreement, (a) FW2, LP purchased (i) 6,420 shares of Preferred Stock for $642,000 and (ii) $858,000 in principal amount of Notes, and (b) FW3, LP purchased (i) 66,336 shares of Preferred Stock for $6,633,600 and (ii) $8,866,400 in principal amount of Notes. The aggregate purchase price paid by FW2, LP and FW3, LP for the Preferred Stock and the Notes is $17,000,000. Interest on the outstanding principal amount of the Notes accrues at a rate of 7.25% per annum and is payable on the maturity date if, and only if, Stockholder Approval is not obtained. Mr. Schwartz is the managing member of the general partner of FW2, LP and FW3, LP.

The foregoing description of certain terms of the Securities Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Securities Purchase Agreement, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 18, 2014, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2014	dELiA*s, INC.

	By:	/s/ David J. Dick
	Name:	David J. Dick
	Title:	Senior Vice President, Chief Financial Officer and Treasurer